EXHIBIT 99.1

STRATA Skin Sciences Announces Launch of the XTRAC® S3™

Horsham, PA, October 10, 2018 — STRATA Skin Sciences (NASDAQ: SSKN) ("STRATA"), a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, today announced the launch of the new XTRAC S3 308nm Laser at the American Society for Dermatologic Surgery meeting on October 11, 2018 at the JW Marriott in Phoenix Arizona.

The next generation XTRAC, the S3, is smaller, faster and smarter. The smaller footprint with a vertical configuration saves valuable floor space, which is at a premium in dermatology offices. Speed drives the S3, which is 20% faster than legacy devices, enabling dermatology partner clinics to treat more patients in the same timeframe. Finally, the S3 has a new smart user interface that exclusively pairs with the Optimal Therapeutic Dose approach, allowing the physician to maximize results in the most efficient manner.

The XTRAC S3 first launch site will be with Tareen Dermatology in the Minneapolis area. Dr. Mohiba Tareen, medical director for Tareen Dermatology, National Dermatology expert for WebMD and an Adjunct Voluntary Faculty at the University of Minnesota stated, "Since switching to XTRAC lasers, our patients have experienced life-changing improvements with its treatment of their psoriasis, vitiligo and eczema, and this drastic improvement is achieved in significantly fewer treatments. Tareen Dermatology is excited to offer our patients the newest, fastest and the most effective available technology; the new XTRAC S3 is truly state of the art." Dr. Tareen continued, "We appreciate our partnership with STRATA, as it allows us to maximize our utilization though their patient awareness programs and we look forward to expansion into additional offices."

Dr. Dolev Rafaeli, STRATA's Chief Executive Officer stated, "The launch of the new XTRAC S3 device is an important milestone for STRATA, as a first step in a new generation of devices  planned to target the specific needs of our partner clinics in the worldwide market. The new device offers a smaller footprint, by as much as 50%, delivers faster treatments, which coupled with our newly available MMD™ diagnostic tip will enhance the patient experience, and offers our providers greater control over treatment effectiveness through the newly designed user interface. The XTRAC S3 platform of devices will allow STRATA to lower material costs and we look forward to our domestic and global deployment of this new generation of excimer lasers which will widen the gap between our current market leading technology and others."

About STRATA Skin Sciences, Inc. (www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions. Its products include the XTRAC® excimer laser and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; and the STRATAPEN® MicroSystem, marketed specifically for the intended use of micropigmentation.

The Company's proprietary XTRAC® excimer laser delivers a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases which impact over 35 million patients in the United States alone. The technology is covered by multiple patents, including exclusive rights for patents for the delivery of treatments to vitiligo patients.

STRATA's unique business model leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company's partner dermatology clinics.

The XTRAC® business has used this proven DTC model to grow its domestic dermatology partner network to over 740 clinics, with a worldwide installed base of over 2,000 devices. The Company is able to offer 90% of DTC patients an introduction to physicians prescribing a reimbursable solution, using XTRAC®, within a 10-mile radius of their house. The Company is a leader in dermatology in-clinic business generation for its partners.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements, including the Company's ability to generate the anticipated revenue stream, the Company's ability to generate sufficient cash flow to fund the Company's ongoing operations and research and development activities beginning at any time in the future, the public's reaction to the Company's new advertisements and marketing campaigns under development, and the Company's ability to build a leading franchise in dermatology and aesthetics, the Company's ability to grow revenues and sustain that growth, and the ability to attract new patients and grow revenue for our clients and the Company based on new technology are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's 10K filed with the SEC on March 30, 2018.

Investor Contacts:
Matthew Hill, Chief Financial Officer	Jeremy Feffer, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3200	212-915-2568
ir@strataskin.com	jeremy@lifesciadvisors.com